Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE AZEK COMPANY INC.

The AZEK Company Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

A.	Article SEVENTH is hereby amended to read in its entirety as follows:

SEVENTH.  The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation.  By affirmative vote of the holders of a majority of the shares of Common Stock then outstanding, stockholders may adopt, amend, alter or repeal the bylaws of the Corporation.  Except as otherwise provided in this Certificate of Incorporation, and in addition to any other vote required by law or the express terms of any series of Preferred Stock then outstanding, this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, by the affirmative vote of the holders of at least a majority of the voting power of the shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

B.Subsections (b) through (d) of Article NINTH are hereby amended to read in their entirety as follows:

(b)Subject to the rights granted to holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated on or about the date of this Certificate of Incorporation (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, Ares and OTPP, the Board of Directors shall consist of not less than three nor more than thirteen members.  Subject to the Certificate of Incorporation, the Corporation’s bylaws and the Stockholders Agreement, the exact number of directors of the corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors.  Subject to:  (i) the previous sentence, (ii) the rights of the holders of any series of stock with respect to such series of stock and (iii) the rights granted to the Sponsors pursuant to the Stockholders Agreement, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor, and any director elected to a newly created directorship shall serve for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires; provided in each case that (subject to the rights of any class or series of Preferred Stock to elect and remove directors) each director elected to fill a vacancy or newly created directorship after the 2025 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders.

(c)The directors of the Corporation shall be and are divided into three classes, with the terms of the class designated as the “third class” of directors in the initial certificate of incorporation of the Corporation expiring at the 2023 annual meeting of stockholders, and the terms of the classes elected at the annual meeting of stockholders held in 2021 and 2022, respectively, expiring at the 2024 and 2025 annual meeting of stockholders, respectively; provided that such division of directors into classes shall terminate at the 2025 annual meeting of stockholders.  Notwithstanding the preceding sentence, each director elected by the stockholders after the 2022 annual meeting of stockholders shall serve for a term expiring at the next succeeding annual meeting of stockholders.  Directors shall hold office until their successors have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  In no event shall a decrease in the number of directors shorten the term of any incumbent director.  Subject to the rights of any class or series of Preferred Stock to elect and remove directors:  (i) any director serving in a class of directors expiring at the 2023, 2024 or 2025 annual meeting of stockholders shall be removable only for cause, and all other directors shall be removable with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least two-thirds of the voting power of the shares then outstanding and entitled to vote thereon.

(d)In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the bylaws.  Except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election.

C.Subsection (a) of Article TENTH is hereby amended to read in its entirety as follows:

(a)Prior to such date when the Sponsors cease to collectively own at least a majority of the outstanding shares of Common Stock (such date, the “Trigger Date”), any action required or permitted to be taken by stockholders, including but not limited to the election of directors, may be taken by written consent or consents of the stockholders.  Stockholders may only take action by written consent if:  (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL.  Following the Trigger Date, subject to the rights of the holders of any series of

Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders.

D.Article SIXTEENTH and Article SEVENTEENTH are hereby deleted in their entirety.

SECOND: That the foregoing amendments to the Certificate were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

The AZEK Company Inc.

By: /s/ Paul Kardish

Name: Paul Kardish

Title: Chief Legal Officer, Corporate Secretary and Senior Vice President

Dated: March 9, 2022

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